Exhibit 99.1

ELECTRAMECCANICA TERMINATES ARRANGEMENT
AGREEMENT WITH TEVVA

MESA, AZ --OCTOBER 4, 2023 (BUSINESSWIRE) – ElectraMeccanica Vehicles Corp. (NASDAQ: SOLO) (“ElectraMeccanica”), a designer and assembler of electric vehicles, today announced that it has terminated—with immediate effect—the previously-announced arrangement agreement with Tevva Motors Limited (“Tevva”) as a result of multiple incurable breaches of the agreement by Tevva, including failures by Tevva to disclose to ElectraMeccanica material information about Tevva.

The decision to terminate the agreement was made by a unanimous decision of ElectraMeccanica’s Board of Directors based on additional information that came to light following execution of the arrangement agreement. Pursuant to a facility letter entered into between ElectraMeccanica and Tevva concurrent with the execution of the arrangement agreement, the principal amount lent under the secured facility, together with any accrued interest and other sums, are due and repayable to ElectraMeccanica by no later than January 2, 2024.

ElectraMeccanica intends to explore all legal recourse available to it in connection with Tevva’s material breaches of the arrangement agreement.

ElectraMeccanica believes that it remains well-capitalized and intends to continue exploring other strategic third-party opportunities and potential options for its business.

About ElectraMeccanica

ElectraMeccanica (NASDAQ: SOLO) is a designer and assembler of environmentally efficient electric vehicles intended to enhance the urban driving experience, including commuting, delivery and shared mobility.

Safe Harbor Statement

This press release include “forward-looking statements” within the meaning of U.S. federal securities laws and applicable Canadian securities laws. Forward-looking statements may be identified by words or expressions such as “expects,” “anticipates,” “intends,” “plans,” “believes,” “estimates,” “may,” “will,” “projects,” “could,” “should,” “would,” “seek,” “forecast,” or other similar expressions. Forward-looking statements represent current judgments about possible future events, including, but not limited to, ElectraMeccanica’s belief that it remains well-capitalized and that it intends to continue exploring other strategic third-party opportunities and potential options for its business.

Forward-looking statements are based on the current beliefs or expectations of the management of ElectraMeccanica and are inherently subject to a number of risks, uncertainties, and assumptions, most of which are difficult to predict and many of which are beyond ElectraMeccanica’s control. Actual results may differ materially from these expectations due to changes in political, economic, business, market, regulatory, and other factors. Additional factors that could cause actual results to differ materially from those expressed or implied in the forward-looking statements can be found in ElectraMeccanica’s filings with the Securities and Exchange Commission (the “SEC”), including its Annual Report on Form 10-K for the fiscal year ended December 31, 2022, its Quarterly Reports on Form 10-Q filed with the SEC during 2023, as well as in its subsequent filings with the SEC. Accordingly, readers are cautioned not to place undue reliance on forward-looking statements. It is uncertain whether any of the events anticipated by the forward-looking statements will transpire or occur, or if any of them do, what impact they will have on the results of operations and financial condition of ElectraMeccanica. Forward-looking statements speak only as of the date they are made, and ElectraMeccanica undertakes no obligation to update publicly or otherwise revise any forward-looking statements, whether as a result of new information, future events, or other factors that affect the subject of these statements, except where it is expressly required to do so by law.

Contacts

ElectraMeccanica Contact:

John Franklin

ir@emvauto.com

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